                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          Damen Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:
--------------------------------------------------------------------------------

     (3) Filing party:
--------------------------------------------------------------------------------

     (4) Date filed:
--------------------------------------------------------------------------------

Damen Financial Corporation

                                                                JANUARY 28, 1999

Dear Fellow Stockholder:

     On behalf of the Board of Directors and management of Damen Financial Corporation, I cordially invite you to attend the Company's Annual Meeting of Stockholders. The meeting will be held at 9:30 a.m. Central Standard Time on February 26, 1999 at the Embassy Suites, located at 1939 North Meacham Road, Schaumburg, Illinois.

     Your Board of Directors considers it important that you be informed of recent developments regarding your Company. A disruptive proxy contest has been initiated by dissident stockholders calling themselves the Committee to Enhance Shareholder Value (the "Committee"). The enclosed Proxy Statement provides you with important information about matters discussed in the Committee's proxy materials which have been distributed to stockholders.

     Your Company has just completed its most successful year in its history, a fact the self-styled "Committee" (which consists solely of three stockholders and entities controlled by one of these stockholders) has chosen to ignore, electing instead to wage a wasteful, time consuming and disruptive proxy contest. In fact, fiscal 1998 net income increased 10.5% when compared with fiscal 1997, earnings per share increased $.12 or 22.6% for the same period and the Company's return on average assets increased 10.7% from .75% for fiscal 1997 to .83% for fiscal 1998. In addition, the Company doubled its dividend payment from $.06 per share per quarter to $.12 per share per quarter, paying out dividends of $.40 per share in fiscal 1998, an increase of 67% from the $.24 per share paid out in fiscal 1997. The Company's non-performing loans equaled just
 .27% of total assets at September 30, 1998, while its ratio of net charge-offs (totaling only $30,000) to average loans outstanding for fiscal 1998 was a mere
 .03%.

     The Board believes your Company has made, and continues to make, significant improvements in its business through a combination of hard work and disciplined investment of your capital. To further enhance stockholder value, the Company has engaged Keefe Bruyette and Woods, Inc., to assist the Board in considering its strategic options, including the possible sale of the Company. Keefe Bruyette, pursuant to the instructions given by your Board, has held discussions with other companies to determine if there is any interest in acquiring the Company.

     Your Board is urging you to vote "FOR" three current directors (Messrs. Tybor and Caputo and Ms. Poronsky) who collectively have faithfully served the interests of the Company and its stockholders, depositors and customers for over 60 years. Your Board is urging you to vote "AGAINST" a proposal supported by the Committee, the implementation of which your Board believes is unnecessary in light of actions taken by the Board.

     THE BOARD URGES YOU TO SUPPORT YOUR BOARD BY PROMPTLY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD INDICATING YOUR VOTE FOR THE COMPANY'S NOMINEES FOR DIRECTORS AND THE SELECTION OF THE COMPANY'S AUDITORS AND YOUR VOTE AGAINST THE STOCKHOLDER PROPOSAL.

     THE BOARD ALSO UNANIMOUSLY AND VIGOROUSLY OPPOSES THE COMMITTEE'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN ANY PROXY YOU MAY RECEIVE FROM THE COMMITTEE.

     It is unfortunate that this costly and disruptive proxy contest has arisen at a time when the efforts of your Board and management should be devoted exclusively to the business affairs of the Company. We will continue every effort to protect and maximize stockholder value and we are committed to keeping you informed.

     In addition to the stockholder vote on corporate business items, the meeting will include management's report to you on Damen Financial Corporation's 1998 financial and operating performance.

     I encourage you to attend the meeting in person. WHETHER OR NOT YOU ATTEND THE MEETING, HOWEVER, PLEASE READ THE ENCLOSED PROXY STATEMENT AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented. Please note that you may vote in person at the meeting even if you have previously returned the proxy.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" YOUR COMPANY'S NOMINEES AND "AGAINST" THE STOCKHOLDER PROPOSAL ON THE COMPANY'S WHITE PROXY CARD.

     Thank you for your prompt attention to this important matter.

                                          Sincerely,

                                          /s/ MARY BETH PORONSKY STULL

                                          Mary Beth Poronsky Stull
                                          Chairman, President and Chief
                                          Executive Officer

                                          --------------------------------------
                                          200 West Higgins Road - Schaumburg, IL
                                                                           60195
                                                             Phone: 847/882-5320

                          DAMEN FINANCIAL CORPORATION
                             200 WEST HIGGINS ROAD
                           SCHAUMBURG, ILLINOIS 60195
                                  847/882-5320
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 26, 1999
                            ------------------------

     Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Damen Financial Corporation (the "Company") will be held at the Embassy Suites, located at 1939 North Meacham Road, Schaumburg, Illinois, at 9:30 a.m., Central Standard Time, on February 26, 1999.

     A Proxy Card and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the purpose of considering and acting upon:

     1. The election of three directors of the Company;

     2. The ratification of the appointment of Cobitz, VandenBerg & Fennessy as the auditors of the Company for the fiscal year ending September 30, 1999;

     3. A proposal by a stockholder of the Company;

and such other matters as may properly come before the Meeting, or any adjournment thereof. The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on January 11, 1999 are the stockholders entitled to vote at the Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by registered stockholders at the main office of the Company at the address listed above during the ten days prior to the Meeting, as well as at the Meeting.

     You are requested to complete, sign and date the enclosed WHITE proxy card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                          By Order of the Board of Directors,

                                          /s/ MARY BETH PORONSKY STULL

                                          Mary Beth Poronsky Stull
                                          Chairman, President and Chief
                                          Executive Officer

Schaumburg, Illinois
January 28, 1999

     IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. PLEASE ACT TODAY.

                          DAMEN FINANCIAL CORPORATION
                             200 WEST HIGGINS ROAD
                           SCHAUMBURG, ILLINOIS 60195
                                  847/882-5320

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 26, 1999

     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Damen Financial Corporation (the "Company"), the parent company of Damen National Bank (the "Bank"), of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the Embassy Suites, located at 1939 North Meacham Road, Schaumburg, Illinois, on February 26, 1999, at 9:30 a.m. Central Standard Time, and all adjournments of the Meeting. The accompanying Notice of Annual Meeting, this Proxy Statement and WHITE proxy card are first being mailed to stockholders on or about January 28, 1999.

     At the Meeting, stockholders of the Company are being asked to consider and vote upon (i) the election of three directors, (ii) the appointment of Cobitz, VandenBerg & Fennessy as auditors for the Company for the fiscal year ending September 30, 1999 and (iii) a proposal by a stockholder, as described elsewhere herein (the "Stockholder Proposal").

     Your Board of Directors considers it important that you be informed of recent developments regarding the Company. Sections of this Proxy Statement contain information which your Board believes should be provided to you in response to criticisms of your Board and your Company's operations contained in proxy materials which have been circulated as part of a disruptive proxy contest initiated by dissident stockholders calling themselves the Committee to Enhance Shareholder Value (the "Committee"). The Committee is soliciting proxies for the Meeting. In addition, a member of the Committee has initiated litigation against the Company and members of the Board in an unsuccessful attempt to force the Company to change its annual meeting to January 25, 1999. See "CERTAIN LITIGATION." The Committee filed proxy materials with the Securities and Exchange Commission (the "SEC") on December 22, 1998, and amended such materials on December 31, 1998. The Company's discussion of the criticisms made by the Committee is based upon these filings with the SEC.

     Your Company has just completed its most successful year in its history, a fact the self-styled "Committee" (which consists solely of Paul Duggan, two of his friends and entities controlled by Duggan) has chosen to ignore. In fact, fiscal 1998 net income increased 10.5% when compared with fiscal 1997, earnings per share increased $.12 or 22.6% for the same period and the Company's return on average assets increased 10.7% from .75% for fiscal 1997 to .83% for fiscal 1998. In addition, the Company doubled its dividend payment from $.06 per share per quarter to $.12 per share per quarter, paying out dividends of $.40 per share in fiscal 1998, an increase of 67% from the $.24 per share paid out in fiscal 1997. The Company's non-performing loans equaled just .27% of total assets at September 30, 1998, while its ratio of net charge-offs (totaling only $30,000) to average loans outstanding for fiscal 1998 was a mere .03%.

     The Board believes your Company has made, and continues to make, significant improvements in its business through a combination of hard work and disciplined investment of your capital. Above all else, your Board is committed to enhancing the value of your investment in the Company. To further enhance stockholder value, the Company has engaged Keefe Bruyette and Woods, Inc., to assist the Board in considering its strategic options, including the possible sale of the Company. Keefe Bruyette, pursuant to the instructions given by your Board, has held discussions with other companies to determine if there is any interest in acquiring the Company.

     Your Board is urging you to vote "FOR" three current directors (Messrs. Tybor and Caputo and Ms. Poronsky) who collectively have faithfully served the interests of the Company and its stockholders, depositors and customers for over 60 years. See discussion below, "PROPOSAL I -- ELECTION OF DIRECTORS." Your Board is also urging you to vote "AGAINST" a proposal supported by the Committee, the implementation of which your Board believes is unnecessary in light of actions taken by the Board. See discussion below, "PROPOSAL
III -- STOCKHOLDER PROPOSAL."

     FOR THE REASONS DISCUSSED BELOW, THE BOARD URGES YOU TO SUPPORT YOUR BOARD BY PROMPTLY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD INDICATING YOUR VOTE FOR THE COMPANY'S NOMINEES FOR DIRECTORS AND THE SELECTION OF THE COMPANY'S AUDITORS AND YOUR VOTE AGAINST THE STOCKHOLDER PROPOSAL.

     THE BOARD ALSO UNANIMOUSLY AND VIGOROUSLY OPPOSES THE COMMITTEE'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN ANY PROXY YOU MAY RECEIVE FROM THE COMMITTEE.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" YOUR COMPANY'S NOMINEES AND "AGAINST" THE STOCKHOLDER PROPOSAL ON THE COMPANY'S WHITE PROXY CARD.

                      VOTE REQUIRED AND PROXY INFORMATION

     All shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted "FOR" the director nominees named herein and for the appointment of Cobitz, VandenBerg & Fennessy and "AGAINST" the Stockholder Proposal. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     Directors shall be elected by a plurality of the votes cast. The ratification of the appointment of Cobitz, VandenBerg & Fennessy as auditors and approval of the Stockholder Proposal each require the affirmative vote of a majority of the votes cast on the matter. Proxies marked to abstain with respect to a proposal have the same effect as votes against the proposal. Votes withheld (for election of directors) and broker non-votes will have no effect on the vote. One-third of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

     A proxy given pursuant to the solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Janine M. Poronsky, Secretary, Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195.

                      PROPOSAL I -- ELECTION OF DIRECTORS

COMPANY'S NOMINEES

     The Company's Board of Directors is currently composed of seven members, five of whom are not, and have not been, officers of the Company. Directors of the Company are generally elected to serve for three-year terms or until their respective successors shall have been elected and shall qualify. Approximately one-third of the directors are elected annually.

     Your Board has unanimously nominated Edward R. Tybor, Janine M. Poronsky and Charles J. Caputo for election as directors at the Meeting. These directors have collectively provided over 60 years of service to your Company and its stockholders, depositors and customers and have extensive knowledge of the Company's operations.

     Because the views of the Committee's nominees (the "Dissident Candidates") on the operations of the Company may be different than those of your current Board, the Board believes the election of the Dissident Candidates would serve to distract your Board from continuing its efforts to maximize stockholder value and to represent the interests of all stockholders. The Board would point out, however, that the Dissident Candidates, if elected, would be subject to the same fiduciary duties owed to stockholders as are current Board members.

     The following table sets forth certain information regarding the Board of Directors of the Company, including their terms of office and the nominees for election as director. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominees identified in the following table. If a nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve if elected. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

                                                                                       SHARES OF COMMON
                                                                              TERM    STOCK BENEFICIALLY    PERCENT
                                                                  DIRECTOR     TO          OWNED AT           OF
          NAME            AGE           POSITION(S) HELD          SINCE(1)   EXPIRE   JANUARY 11, 1999(2)    CLASS
          ----            ---           ----------------          --------   ------   -------------------   -------
                                                     NOMINEES
Edward R. Tybor           81    Chairman of the Board of the        1967      2002          25,608            .91
                                Bank and Director of the Company
Janine M. Poronsky        40    Executive Vice President,           1995      2002          76,105           2.67
                                Corporate Secretary and Director
Charles J. Caputo         79    Director                            1976      2002          36,108           1.28

                                          DIRECTORS CONTINUING IN OFFICE
Albert C. Baldermann      57    Director                            1998      2000           2,587            .09
Carol A. Diver            59    Director                            1983      2001          16,108            .57
Nicholas J. Raino         66    Director                            1997      2001          14,381            .53
Mary Beth Poronsky Stull  51    President, Chief Executive          1990      2000          98,472           3.45
                                Officer, Chairman of the Board
                                of the Company and Director of
                                the Bank

---------------
(1) Includes service as director of the Bank.

(2) Includes shares held directly and vested restricted shares, as well as shares held in retirement accounts, shares allocated to the ESOP accounts of certain of the named persons, held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the named individuals may be deemed to have sole or shared voting and/or investment power. Amounts include 3,967, 28,652, 3,967, 5,934, 3,967 and 33,734 shares of Common Stock which Directors Tybor, Poronsky, Caputo, Diver, Raino and Poronsky Stull have the right to acquire, respectively, pursuant to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date. Does not include unvested restricted shares which are voted by a trustee.

     The business experience of each director and director nominee is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

     ALBERT C. BALDERMANN. Mr. Baldermann served as the Chairman of the Board and Chief Executive Officer of Southwest Financial Bank & Trust Company, Orland Park, Illinois, until it was acquired in 1997. Prior to his service with Southwest Financial, he had served as President of Standard Bank, Hickory Hills, Illinois. Mr. Baldermann is an adjunct professor at local colleges, a director of a hospital and an advisor to charitable organizations. Mr. Baldermann, who joined the Board in 1998, serves as the Chairman of the Company's Strategic Planning Committee.

     CHARLES J. CAPUTO. From 1947 until his retirement in 1996, Mr. Caputo owned Caputo Southwest Cement, a construction company located in Orland Hills, Illinois. Mr. Caputo has served as a director of the Bank since 1976. He currently serves as Chairman of the Company's Audit Committee.

     CAROL A. DIVER. Ms. Diver has been the Corporate Secretary for the Chicago Park District since 1991. Prior to that time, Ms. Diver was a legal secretary and office manager for the law firm of John B. Wheeler & Co. located in Chicago, Illinois. Ms. Diver has served as a director of the Bank since 1983 and currently serves on the Company's Audit and Strategic Planning Committees.

     NICHOLAS J. RAINO. Mr. Raino, who joined the Board in 1997, is the Chairman and former President and Chief Executive Officer of Dale, Smith & Associates, Inc., a firm that specializes in financial marketing and communications located in Rosemont, Illinois. From 1972 to 1975, Mr. Raino served on the Board of Directors and Executive Committee of American Savings Bank, Schaumburg, Illinois. From 1985 to 1990, Mr. Raino served on the Board of Directors of Riverside Savings Bank, Riverside, Illinois. From 1990 to 1994, Mr. Raino served on the Board of Directors of Cragin Federal Bank for Savings, Chicago, Illinois, an institution with assets of approximately $2.4 billion which was acquired by another institution in 1994. Mr. Raino is a member of the Board of Trustees of Kendall College, Evanston, Illinois.

     JANINE M. PORONSKY. Ms. Poronsky has served as Vice President (Compliance, Human Resources and Operations) since 1995, Corporate Secretary since 1992 and as the Bank's Compliance Officer since 1991 and was promoted to Executive Vice President in December of 1998. From 1987 to 1991, Ms. Poronsky was employed as an attorney for the United States Internal Revenue Service. Ms. Poronsky also serves on the Company's Strategic Planning Committee. Ms. Poronsky is the sister of President Poronsky Stull.

     MARY BETH PORONSKY STULL. Ms. Poronsky Stull joined the Bank in 1965 and has served as the Bank's Chief Executive Officer since 1984 and as its President since 1992. Ms. Poronsky Stull is currently Chairman, President and Chief Executive Officer of the Company. Ms. Poronsky Stull is the sister of Director Janine M. Poronsky, who serves as the Company's Executive Vice President, Corporate Secretary and Compliance Officer.

     EDWARD R. TYBOR. Since 1951, Mr. Tybor has owned and operated the Kubina-Tybor funeral home located in Chicago, Illinois in one of the Company's key markets. He has served as a director of the Bank since 1967 and currently serves as Chairman of the Company's Compensation Committee and as a member of the Company's Audit and ALCO Committees.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE COMPANY'S NOMINEES AND "AGAINST" THE STOCKHOLDER PROPOSAL BY EXECUTING THE ENCLOSED WHITE PROXY CARD. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

     WE URGE YOU NOT TO SIGN ANY PROXY YOU RECEIVE FROM THE COMMITTEE.

RECENT DEVELOPMENTS

     The Board has unanimously nominated Edward R. Tybor, Janine M. Poronsky and Charles J. Caputo to serve as directors, three individuals who have served the Company and its stockholders, depositors and customers well for over 60 years and who have extensive knowledge of your Company's operations. A disruptive proxy contest has been initiated by the Committee against these directors. The Committee is asking stockholders to reject this slate in favor of the Dissident Candidates (Duggan and his two friends).

     THE BOARD BELIEVES THAT THE DISSIDENT CANDIDATES DO NOT POSSESS THE MANAGEMENT EXPERIENCE OF THE COMPANY'S CANDIDATES AND ARE ILL-EQUIPPED TO SERVE AS DIRECTORS OF YOUR COMPANY BECAUSE THEY LACK EXPERIENCE IN MANAGING AND SUPERVISING FINANCIAL INSTITUTIONS. FURTHERMORE, YOUR BOARD BELIEVES THAT IN AN ATTEMPT TO SHOW THE COMPANY'S CANDIDATES IN AN UNFAVORABLE LIGHT AND TO SWAY YOUR VOTE, THE COMMITTEE (ALL THREE DISSIDENT CANDIDATES ARE MEMBERS OF THE COMMITTEE) HAS MADE WHAT YOUR BOARD BELIEVES ARE MISLEADING STATEMENTS IN ITS PROXY MATERIALS AND HAS DEMONSTRATED, IN YOUR BOARD'S VIEW, AN INABILITY TO CORRECTLY INTERPRET FINANCIAL DATA ABOUT THE COMPANY.

     While the Committee states that it believes its candidates have superior experience in the management and supervision of financial institutions, by reviewing the information the Committee has provided, a stockholder would realize that two of the Dissident Candidates have never served as directors or executive officers of a financial institution. We strongly question their qualifications. In your Board's view, they are not suitable replacements for persons who have over 60 years of such experience and extensive knowledge of the Company's operations such as Messrs. Caputo and Tybor and Ms. Poronsky.

     The Committee touts its third candidate as having

     ". . . spent 20 years in banking before leaving the position of chief operating officer of Beverly Bank, the lead bank for Beverly [Bancorporation], a $600 million institution with 5 branches. He was a bank director and served as board liaison between the client banks. During [his] term at Beverly, the bank merged with Matteson Richton Bank, opened branches in Orland Park and West Beverly, as well as acquired a bank in Wilmington, Illinois. Beverly [Bancorporation] recently merged with St. Paul Bancorp."

     The Board believes this statement is misleading. It appears to the Board that the Committee is trying to create the impression that until the very recent past this Dissident Candidate was actively involved in the management of Beverly Bank and that during the time of his involvement Beverly Bank was significantly larger than the Company ($600 million of assets vs $228 million of assets for the Company at September 30, 1998). Furthermore, the Board can not see what relevance the fact that Beverly Bancorporation was acquired by St. Paul Bancorp has to this candidate's qualifications.

     As far as the Company has been able to discover, the Committee's Dissident Candidate left Beverly Bank in 1989 or 1990 at which time Beverly Bank had $240 million in assets. Public records indicate that a new Chief Operations Officer was hired by Beverly Bancorporation in 1991. Thus, the Dissident Candidate has not been actively involved in the management of Beverly Bank, or any bank for that matter, for about nine years; secondly, Beverly Bank was not a $600 million institution when he served as an officer for the bank; and finally, the Dissident Candidate could have had nothing to do with the sale of Beverly Bancorporation to St. Paul Bancorp which was announced in January of 1998 and completed in June of 1998, long after he left the bank.

     The following information about Beverly Bancorporation appeared in its Prospectus (released in August of 1996) pursuant to which it offered to sell 1,000,000 shares of its common stock. Although the role the Committee's candidate played in the problems that plagued Beverly Bancorporation in the late 1980's and early 1990's cannot be determined, the Committee has stated that the Dissident Candidate was the chief operating officer of Beverly Bank and, as far as the Company can ascertain, he left Beverly Bank in 1989 or 1990. In the following quoted passage, Beverly Bancorporation is describing its problems in the late 1980's and early 1990's:

          "Although the acquisitions of the late 1980's increased the size of the organization, [Beverly Bancorporation] experienced weakened internal controls and a number of poor quality loans were made. [Beverly Bancorporation] also incurred losses in its credit card business and a significant charge-off for loans to a single borrower.

          "As a result of these problems, major changes were made in the management of [Beverly Bancorporation]. The Board of Directors was reconstituted and new management, including [Beverly Bancorporation's] current Chief Executive Officer [hired in August of 1989] and Chief Financial Officer [hired in 1990], were hired. During the next several years, this new management team strengthened internal controls, identified and resolved problems within [Beverly Bancorporation] and took steps to improve [Beverly Bancorporation's] asset quality. . . .

          "Because of the problems [Beverly Bancorporation] experienced, bank regulatory agencies imposed restrictions on [Beverly Bancorporation] and its subsidiaries. Between June 1990 and January 1993, the Federal Reserve Board ("FRB") did not permit [Beverly Bancorporation] to pay dividends on its stock without the FRB's prior consent or notification. In January 1993, because of [Beverly Bancorporation's] improved financial condition, the FRB informed [Beverly Bancorporation] that it could resume paying dividends without restriction. Additionally, in February 1991, Memoranda of Understanding were issued by the FDIC for Beverly Bank and Beverly Bank Matteson, which prohibited these banks from paying dividends without prior FDIC approval and which required these banks to lessen their respective risk positions, increase capital, revise loan, liquidity and other operating policies, improve internal controls and manage growth within specified limitations. Because of operational improvements, the Memoranda of Understanding were terminated in March 1993."

     WHEN ONE REALIZES THAT TWO OF THE DISSIDENT CANDIDATES HAVE NO EXPERIENCE SERVING AS A DIRECTOR OR EXECUTIVE OFFICER OF A FINANCIAL INSTITUTION, ONE UNDERSTANDS WHY, IN YOUR BOARD'S OPINION, THE COMMITTEE FAILED TO NOTE THAT THIS DISSIDENT CANDIDATE HAD NOT BEEN INVOLVED IN BANKING FOR OVER NINE YEARS.

     TWO OF THE DISSIDENT CANDIDATES HAVE NO EXPERIENCE MANAGING A FINANCIAL INSTITUTION. ARE YOU PREPARED TO GIVE THEM ON-THE-JOB-TRAINING? THE THIRD DISSIDENT CANDIDATE'S EXPERIENCE MAY BE LESS THAN WHAT HAS BEEN TOUTED BY THE COMMITTEE. AT BEST, WE BELIEVE HE IS A QUESTIONABLE CHOICE TO SERVE ON YOUR BOARD. FURTHERMORE, IT WOULD APPEAR THAT TWO OF THE DISSIDENT CANDIDATES ARE FRIENDS OF DUGGAN; IN THE BOARD'S OPINION, THEY WOULD HARDLY BE EXPECTED TO BRING ANY INDEPENDENCE TO THE BOARD OR TO ACT IN THE BEST INTERESTS OF ALL STOCKHOLDERS. IN OUR VIEW, THEIR ELECTION COULD ONLY SERVE TO DISRUPT THE MANAGEMENT OF YOUR COMPANY AND DIVERT US FROM OUR GOAL OF BUILDING VALUE FOR YOU. THE BOARD WOULD POINT OUT, HOWEVER, THAT THE DISSIDENT CANDIDATES, IF ELECTED, WOULD BE SUBJECT TO THE SAME FIDUCIARY DUTIES OWED TO STOCKHOLDERS AS ARE THE CURRENT BOARD MEMBERS.

     THE BOARD BELIEVES THAT DUGGAN (ACTING NOW UNDER THE AURA OF A SELF-STYLED "COMMITTEE") DESIRES TO FORCE A SALE OF THE COMPANY. AS INDICATED IN THE COMMITTEE'S PROXY MATERIALS, DUGGAN HAS INVESTED IN OVER 150 FINANCIAL INSTITUTIONS, INCLUDING 40 OF WHICH HAVE BEEN ACQUIRED BY OR MERGED WITH OTHER FINANCIAL INSTITUTIONS, ONE OF THE ENTITIES DUGGAN CONTROLS MANAGES HEDGE FUNDS WHICH CONCENTRATE IN INVESTING IN THE THRIFT AND SMALL CAP BANK AREAS, AND A LIMITED PARTNERSHIP HE CONTROLS WAS ORGANIZED FOR THE "PURPOSE OF INVESTING IN MARKETABLE SECURITIES WITH AN EMPHASIS ON SECURITIES OF SAVINGS AND LOANS, BANKS AND OTHER COMPANIES IN THE BANKING FIELD." THE BOARD BELIEVES THESE STATEMENTS SHOW THAT DUGGAN'S INTERESTS (AND THOSE OF HIS TWO FRIENDS WHO ARE THE OTHER DISSIDENT CANDIDATES) ARE CLOSELY ALIGNED WITH TAKEOVER SPECULATORS AND PROFESSIONAL TRADERS RATHER THAN THOSE OF THE STOCKHOLDERS.

     The Board feels the Committee has engaged in a campaign of providing misinformation about the Company's operations so as to obtain your vote. The Board feels the Committee has unfairly criticized the Company's stock repurchase programs, dividend policy, borrowings from the Federal Home Loan Bank, marketing strategy, efficiency ratio, and return on its Common Stock. In so doing, the Board feels that the Committee has shown its lack of familiarity with the operations of financial institutions and demonstrated its inability to analyze the Company's financial statements. As established below, the Board believes these criticisms are groundless.

     In its proxy materials, the Committee states that by a letter dated August 24, 1998, Duggan urged the Company to undertake another stock repurchase program. The Committee then proceeds to criticize the Company for not announcing a repurchase program until September 11, 1998, thereby missing an opportunity (in the Committee's words) to support the stock price, redeem shares at prices far below book value and make effective use of excess capital. As the Committee is aware (from information provided by the Company to Duggan), the Company has actively supported its stock price and made effective use of its excess capital, having conducted seven buy-back programs since January 1, 1996, which have resulted in the purchase of more than 1,160,000 shares in the open market as of December 9, 1998. In purchasing these shares, the Company has used over $16.89 million of its capital to acquire approximately 29.2% of its outstanding shares at an average cost of $14.55 per share which is less than the Company's per share book value at September 30, 1998 ($15.30) and September 30, 1997 ($14.78). The Board believes these results demonstrate that it has made effective use of the Company's excess capital, supported the stock price and purchased shares for less than book value.

     Furthermore, what the Committee conveniently fails to note when criticizing the Board's alleged inaction in late August of 1998 is that in his August 24th letter, Duggan (in urging the Board to implement another repurchase program) pointed out that the Company's Common Stock was trading at $15.00 per share, near its 52 week low of $14.00 per share. In the Board's view, the Committee implies in its proxy materials that the Company failed to take advantage of this low price purchase opportunity. However, the Company advised the Committee (through Duggan) on December 17, 1998, that under its new stock repurchase program (the one announced only 18 days after his August 24th letter), the Company had repurchased through December 9, 1998, 147,000 shares at an average price of $14.43, which was below the $15.00 price cited in Duggan's letter and less than the September 30, 1998 book value of $15.30 per share. The Committee's proxy materials were initially filed with the SEC on December 22, 1998. Thus, the Committee knew at the time of filing its proxy statement was filed with the SEC that the repurchase program announced on September 11, 1998 was successful, having achieved Duggan's goals of purchasing a significant number of shares (about 5% of the outstanding shares) at less than book value and leading to the expenditure of over $2.1 million of excess capital by the Company.

     The Committee states in its proxy materials that the Dissident Candidates intend to recommend that dividends be increased to $.25 per share per quarter. The Board believes the Committee is implying that the Company is not properly monitoring its dividend policy. What the Committee fails to point out is that the Company's dividend in the last 12 months has been increased 100% to $.12 per share per quarter and that the fiscal 1998 dividend payout was $.40 per share, a 67% increase over the $.24 per share paid out in fiscal 1997. For the two-year fiscal period ending September 30, 1998, the Company paid out dividends of $1,921,424 representing more than 52% of the Company's net income for this period. In addition, the Company repurchased its stock at a cost of over $12.6 million during the same period.

     THE BOARD REGULARLY EXAMINES ITS DIVIDEND POLICY AND STOCK REPURCHASE PROGRAMS AND IS CONTINUALLY REVIEWING ITS DEPLOYMENT OF THE COMPANY'S EXCESS CAPITAL. THE COMPANY HAS SPENT OVER $16.89 MILLION TO ACQUIRE SHARES OF ITS COMMON STOCK AT LESS THAN BOOK VALUE IN THE LAST THREE YEARS AND HAS PAID OUT $2.347 MILLION IN DIVIDENDS DURING THE SAME PERIOD. DESPITE THE BOARD'S SUCCESSFUL EFFORTS TO SUBSTANTIALLY INCREASE THE DIVIDEND AND USE EXCESS CAPITAL TO REDEEM SHARES AT LESS THAN BOOK VALUE, THE COMMITTEE CHOOSES TO CRITICIZE THE BOARD'S ACTIONS. RATHER THAN BEING SUPPORTIVE OF BOARD POLICIES THAT ARE CONSISTENT WITH HIS GOALS, DUGGAN CONTINUES TO CRITICIZE THE BOARD'S ACTIONS. THE BOARD BELIEVES THAT ITS POLICIES WITH RESPECT TO THESE MATTERS HAVE BEEN IMPLEMENTED IN THE BEST INTERESTS OF ALL STOCKHOLDERS, WITH THE BOARD KEEPING IN

MIND THAT A SIGNIFICANT DECLINE IN THE COMPANY'S CAPITAL OVER A SHORT PERIOD OF TIME COULD ADVERSELY IMPACT EARNINGS PER SHARE AND RETURN ON ASSETS.

     The Committee, for reasons the Board cannot fathom, has expressed concern in its proxy materials over the increase in the Company's borrowing from the Federal Home Loan Bank ("FHLB") from $56.5 million at September 30, 1997 to $61.8 million at September 30, 1998. This concern demonstrates, in the Board's view, the Committee's inability to analyze the Company's financial statements. In the Board's opinion, the important analysis is of the average volume of FHLB borrowings, not the year-end totals. The average balances for these borrowings for fiscal 1997 and 1998, respectively, were $58.328 million and $59.304 million. Thus, in actuality there was only a slight increase in the Company's FHLB borrowings between 1997 and 1998. Furthermore, the Board is aware of the risk presented by such borrowings (as there are many risks associated with managing a financial institution whose assets and liabilities are rate sensitive). As a consequence, the Company has discussed its strategy with consulting firms; all have agreed with this strategy.

     The Committee criticizes the Company's marketing strategy because, according to the Committee, the Company's three branches are not located within close proximity to each other, again demonstrating, in the Board's view, the Committee's lack of experience in managing financial institutions. In the Board's opinion, the fact that the Company's branches are not located in close proximity to each other has little impact on the Company's marketing strategy. The Company competes in the Chicago metropolitan banking market where the ability to offer competitive products and competent service and the ability to conduct multi-media ad campaigns are more important to the Company's profitability then the proximity of its offices to each other.

     The Committee also recommends (without giving any basis for the recommendation) that the Company's Schaumburg office be sold. Later, however, the Committee states it would support an evaluation of "the need for, and potentially closing," the Schaumburg office. This confusion between a sale and a closing of an office further demonstrates, in the Board's view, the Committee's lack of familiarity with the operations of financial institutions, for the sale of the Schaumburg branch is a substantially different transaction (with much different implications) then the closing of this office. The Board believes that the sale or closure of the Schaumburg office would not serve any useful purpose, would cripple the remaining operations of the Company and would significantly reduce the value to a potential purchaser of what would remain of the Company. The Board wonders how the Committee could be recommending such a transaction when, in the Board's opinion, the Committee lacks the relevant data on how this sale would affect the Company. We would note, too, that in December of 1997, Duggan recommended that the Chicago branch be sold without offering any factual basis for this recommendation.

     The Committee also states that it believes that the salaries and other expenses paid by the Company are excessive as evidenced by the Company's high efficiency ratio, which stood at 72.12% at September 30, 1998, and suggests that officers' salaries be reduced. As reported in part in last year's proxy statement and as reported herein, management of the Company recommended that the executive officers not be awarded bonuses for fiscal 1997 or 1998 (and no bonuses were awarded) or pay raises for fiscal 1998 and 1999; the Board, however, did vote to give one officer (Mr. Vanek) a modest salary increase for 1999. Furthermore, these executive officers took voluntary paycuts during the first quarter of 1997.

     According to the Committee, the mean efficiency ratio for banks with assets of less than $500 million is 62.5%, while the Company's 1998 efficiency ratio was 72.12%. The Committee (which wishes to place three candidates on the Board who allegedly "have superior experience in the management and supervision of financial institutions") again demonstrates, in the Board's opinion, its inability to analyze the Company's financial statements.

     The efficiency ratio for 1998 was calculated by dividing non-interest expense by net interest income plus other income except for gains and losses on investments available-for-sale. In the Board's opinion, what the Committee fails to understand is that non-interest expense for 1998 has been adversely affected by three items: amounts amortized in connection with the Company's Recognition and Retention Plan ("RRP") (totaling $373,032 for 1998); accounting adjustments mandated by accounting rule SOP 93-6 which is applicable to the Company's ESOP (totaling $138,947 in 1998); and increased legal fees (totaling $192,116 in 1998) incurred primarily in dealing with matters raised by Duggan, including his unsuccessful attempt prior to last year's annual meeting to nominate two persons to serve as directors and to submit a proposal (similar to the current Stockholder Proposal) for the consideration of the stockholders. By eliminating these items from non-interest expense, the Company's 1998 efficiency ratio would be 61.95%. The Company's RRP was approved by the stockholders in 1996 and they were advised at that time that the Company would incur deductible compensation expense in connection with the issuance of awards under the RRP. The RRP adjustments will conclude in fiscal 2001. The adjustments related to the RRP and the ESOP have been reflected each year in the Company's financial statements.

     In its proxy materials, the Committee sets forth a table that purports to compare the returns on the Company's Common Stock against other indexes. As shown below, the Board believes this table was prepared by the Committee in a way guaranteed to show that the Company's Common Stock has been a poor investment.

     Although the Committee's preliminary proxy materials were filed with the SEC on December 22, 1998 and updated on December 31, 1998 and although the Company's Common Stock traded as high as $16.75 during the period from December 17, 1998 through December 31, 1998 and its closing price on December 31, 1998 was $16.50, the Committee chose to use the closing price for the Company's Common Stock on December 16, 1998 of $13.75 per share (ITS LOWEST CLOSING PRICE IN DECEMBER) and compared it against the closing price for the Company's Common Stock on its first day of trading ($11.50) rather than against its initial public offering price of $10.00 per share. The Board believes that the selection of these dates and prices by the Committee was an attempt by the Committee to sway your votes hoping to show that you have not received a fair return on your investment.

     Comparing the December 31, 1998 closing price of $16.50 per share against the initial offering price of $10.00 indicates that the return on the Company's shares has been 65% for the period, exclusive of dividends. Adding in the dividends paid of $.88 per share since January 1, 1996, improves the return to 73.5%. The Board believes that a 73.5% return on an investment in the Company's Common Stock, a small bank holding company, which has a thinly-traded stock, represents a fair return on your investment and is comparable with the returns garnered by similarly situated financial institutions and is not far below the returns of three of the indexes cited by the Committee. The Board would note that, as reported by the Committee, St. Paul Bancorp, a widely-held, actively-traded, $4.0 billion financial institution headquartered in Chicago, had a 67.59% return for the same period, exclusive of dividends, a further indication to the Board that a 73.5% return represents a fair return on your investment.

     The Company is a publicly traded company subject to the supervision of the SEC. The Board believes it is appropriate to advise stockholders how Duggan (the driving force behind the Committee's actions) has handled his SEC reporting obligations as a stockholder of the Company. Stockholders should carefully consider how Duggan has treated his own SEC obligations before deciding whether to permit him to be involved in the management of a company that is subject to extensive SEC regulation.

     THE BOARD FEELS DUGGAN HAS BEEN LATE IN FILING CERTAIN REPORTS WITH THE SEC AND UNTIL RECENTLY HAS NOT FILED OTHERS. THE BOARD BELIEVES THIS SHOWS THAT DUGGAN HAS APPROACHED HIS SEC REPORTING OBLIGATIONS IN A CAVALIER MANNER.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations adopted thereunder by the SEC, require a person who beneficially owns more than 10% of the Common Stock of the Company to file reports on Forms 3, 4 and 5 with the SEC and the Company. Duggan beneficially owned more than 10% of the Company's Common Stock from April 3, 1997 to December 2, 1998. Under the SEC rules, a Form 3 must be filed with the SEC within ten days after a person (such as Duggan) becomes the beneficial owner of 10% or more of the Common Stock of the Company. At the time the Form 3 is transmitted to the SEC, it must also be sent (by Duggan) to the Company. A Form 4 must be filed with the SEC within ten days of the end of a month in which a change in beneficial ownership occurs. This Form must be sent to the Company (by Duggan) on the date it is transmitted to the SEC. A Form 5 must be filed with the SEC within 45 days of the end of the Company's fiscal year with such Form being sent to the Company (by Duggan) on the date it is transmitted to the SEC.

     Although Duggan was the beneficial owner of more than 10% of the Company's Common Stock from April 3, 1997 through December 2, 1998, until recently he has provided only one report to the Company. Under the SEC's rules, Duggan was obligated to file a Form 3 with the SEC by April 13, 1997 (within ten days of the date he become a 10% stockholder) and to send a copy of this filing to the Company. Based upon a review of the SEC's records as of January 7, 1999, no Form 3 had been filed by Duggan with the SEC; obviously, no such Form had been filed with the Company as of such date. Furthermore, the Company searched the SEC's records through January 7, 1999, and found only one filing by Duggan, a Form 5 which was filed on February 13, 1998. The Company's fiscal year ends on September 30. Thus, in order to be deemed timely filed, a Form 5 filing for the fiscal year ending September 30, 1997 had to be made by November 14, 1997. As a consequence, this Form 5 was filed 91 days late. Moreover, based upon information provided in the Committee's proxy materials, the Company believes that Duggan has failed to file a Form 4 with respect to transactions conducted in October of 1998 by entities that he controls, which had to be filed by November 10, 1998.

     A preliminary copy of this Proxy Statement was filed with the SEC on Friday, January 15, 1999. On January 18, 1999, in a belated effort to comply with the SEC's rules, Duggan delivered copies of a Form 3 and a Form 4 to the Company by placing them in an envelope and stuffing the envelope under the door of the Company's principal office. (ARE THESE ACTIONS THE WELL-ORGANIZED EFFORTS OF AN INDIVIDUAL WHO HAS "SUPERIOR EXPERIENCE IN THE MANAGEMENT AND SUPERVISION OF FINANCIAL INSTITUTIONS?"). In the letter which accompanied these Forms, Duggan claimed the Forms had been filed with the SEC on January 8, 1999. As indicated above, the SEC's rules require Duggan to transmit these Forms to the Company the day they are filed with the SEC (on January 8, 1999). The Board believes Duggan provided these Forms to the Company on January 18, 1999 only after reviewing the preliminary copy of the Proxy Statement.

     Furthermore, the Form 3 delivered to the Company related to April 3, 1997, the date Duggan became the owner of 10% or more of the Company's Common Stock. This filing was due on April 13, 1997, and, as such, was made almost 21 months late.

     Duggan became the beneficial owner of more than 5% of the Company's Common Stock on or about October 2, 1995. As a consequence (and as required by the Exchange Act and the SEC's rules), Duggan filed a Schedule 13D on or about October 2, 1995 with the SEC. This Schedule 13D has been amended eleven times (the "13D"). One of the Dissident Candidates, who is also a member of the Committee, joined in the filing of Amendment Nos. 7 - 11 to this 13D, while another Dissident Candidate and Committee member joined in filing Amendment Nos. 8 - 11 to the 13D. As such, they are also required to ensure that these Amendments are accurate and filed in a timely manner.

     The SEC's rule 13d-2 requires that material amendments to Schedule 13D be filed "promptly" with the SEC and Rule 13d-7 provides that a copy of any amendment be sent by certified or registered mail to the Company's principal executive office. The Company does not believe that Duggan and the two other Dissident Candidates have promptly filed with the SEC certain of their Amendments to the 13D. In addition, the Company believes certain of these Amendments may contain misleading information or may not have been answered completely.

     The SEC has not defined the term "promptly." Although an amendment to a 13D need not be filed on the date of the event requiring the filing, the Board believes the SEC's rules require that an amendment should be filed as soon as possible. For example, the SEC has determined in one case that the filing of an amendment five business days after the event was not "prompt." The SEC has also stated that any "delay beyond the time the amendment reasonably could have been filed may not be deemed to be [prompt]." Set forth below is a listing of the filing of: (a) certain Amendments to the 13D; (b) the date of the event requiring the filing (as reported by Duggan); (c) the date of filing with the SEC; and (d) the time elapsed between (b) and (c):

         (a)              (b)            (c)           (d)
      AMENDMENT         DATE OF        DATE OF       ELAPSED
         NO.           THE EVENT   FILING WITH SEC    TIME
      ---------        ---------   ---------------   -------
          4             12-5-97       12-15-97       10 days
          5             1-23-98(1)      2-6-98       14 days
          7            11-16-98       11-27-98(2)    11 days
          8             12-2-98(3)    12-14-98       12 days
          9            12-22-98       12-30-98        8 days
         10            12-30-98         1-8-99        9 days

---------------
(1) Duggan filed Amendment No. 4 with the SEC on December 15, 1997. Immediately thereafter, he took a number of actions that the Company believes required him to file Amendment No. 5 on or shortly after December 17, 1997. Among other things, Duggan delivered to the Company on or about December 17, 1997 a proposal he wished to have submitted to the Company's stockholders for their review at last year's annual meeting which if approved would have required the Company to engage an investment banker to sell the Company and also indicated therein his intent to nominate at last year's meeting two persons to serve on the Company's Board. Between December 17, 1997 and January 7, 1998, Duggan or his attorneys were in constant contact with the Company concerning this and other matters. Yet despite this activity, Duggan chose not to file Amendment No. 5 to the 13D until February 6, 1998. In this Amendment, it is stated that the date of the event requiring the filing is January 23, 1998. The Company believes the date of the event which required the filing of this Amendment was December 17, 1997 when Duggan submitted a notice of his intention to introduce a stockholders' proposal at the annual meeting and to nominate at this meeting two persons to serve as directors. The Company believes Duggan was obligated under the SEC's rules to promptly file an amendment to the 13D disclosing his plans on or shortly after December 17, 1997. In the Company's view, the February 6, 1998 filing date means this Amendment was filed 51 days late.

(2) The Company received this Amendment only after requesting a copy from Duggan.

(3) Among other matters reported in this Amendment, Duggan stated that he and entities he controlled sold 99,800 shares of the Company's Common Stock (or almost 3.54% of the outstanding shares and more than 27% of his holdings) on December 2, 1998. Despite this material change in his ownership position, Duggan did not file Amendment No. 8 for 12 days (or 8 business days). The SEC has stated that under certain circumstances the filing of an amendment to a 13D seven calendar days after the reporting party had disposed of 1% of the company's common stock was not "prompt" under the SEC's rules.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE COMPANY'S NOMINEES AND "AGAINST" THE STOCKHOLDER PROPOSAL BY EXECUTING THE ENCLOSED WHITE PROXY CARD, YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

     WE URGE YOU NOT TO SIGN ANY PROXY YOU RECEIVE FROM THE COMMITTEE.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     BOARD AND COMMITTEE MEETINGS OF THE COMPANY. Meetings of the Company's Board of Directors are held at least quarterly. The Board of Directors of the Company held 21 meetings during fiscal 1998. No incumbent director attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which he or she served during the fiscal year.

     In order to assist it in discharging its duties, the Board of Directors of the Company has standing Audit, Compensation, Nominating,
Investment/Asset-Liability and Strategic Planning Committees.

     The Audit Committee reviews audit reports and related matters to ensure compliance with regulations and internal policies and procedures, and consists solely of non-employee directors. This Committee also acts as a liaison between the Company's internal and outside auditors and the Board. Directors Caputo, Diver and Tybor are the current members of this Committee. This Committee met two times during fiscal 1998.

     The Company has established a Compensation Committee to review and approve all executive officer compensation plans. The current members of this Committee are Directors Tybor, Baldermann, Diver and Raino, all non-employee directors. This Committee met one time during fiscal 1998.

     The Nominating Committee meets annually in order to nominate candidates for membership on the Board of Directors. This Committee is comprised of the entire Board of Directors. While the Board of Directors will consider nominees recommended by stockholders, the Committee has not actively solicited such nominations. Pursuant to the Company's Bylaws, nominations by stockholders generally must be delivered in writing to the Secretary of the Company at least seventy days before the date of an annual meeting of stockholders.

     BOARD AND COMMITTEE MEETINGS OF THE BANK. The Bank's Board of Directors meets monthly and may hold additional special meetings upon the request of the Chairman or at least three directors. The Board of Directors met 13 times during the fiscal year ended September 30, 1998. The Bank also has standing Asset Classification, Audit, Investment/Asset-Liability and Loan Committees. During the last fiscal year, no director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served.

DIRECTOR COMPENSATION

     Each member of the Board of Directors of the Company is paid a fee of $500 per Board meeting. Non-employee directors of the Company each receive an additional fee of $350 for each Committee meeting attended; non-employee directors of the Company receive $500 for each Strategic Planning Committee meeting attended if such meeting is not held on the same day as another Board or committee meeting and $350 if such meeting is held on the same day. Edward R. Tybor, Chairman of the Board of the Bank, is paid a fee of $1,200 and the other non-employee directors of the Bank are each paid a fee of $1,100 for each regular meeting of the Board of Directors of the Bank. Non-employee directors of the Bank each receive an additional fee of $350 for each Committee meeting attended.

     Each non-employee director participates in the Company's Recognition and Retention Plan ("RRP") which was approved by stockholders in 1996. Under the RRP, each non-employee director has been awarded restricted shares which vest at the rate of 20% per year. During fiscal year 1998, each of Messrs. Tybor, Caputo, and Raino and Ms. Diver became vested with respect to 1,587 shares which had an aggregate market value of $23,012 based on the closing market price of $14.50 per share at September 30, 1998. Based on this price, the 4,761 shares of unvested restricted stock held for the benefit of each of these directors had an aggregate market value of $69,035 at September 30, 1998.

     During fiscal 1998, Director Baldermann was awarded 7,935 shares of restricted stock under the RRP, which are scheduled to vest in five equal annual installments with the first installment of 1,587 shares, with a market value (as of September 30, 1998) of $23,012, vesting in January of 1999. Director Baldermann also serves as a consultant to the Company and the Bank. He will receive a $2,300 per month fee through January of 1999 and a $1,700 per month fee from February of 1999 through January of 2000.

     The Company adopted a "Director Emeritus Program" during 1998. Under this program, any current director of the Company who terminates his/her service as a director of the Company for any reason (other than removal for cause) may participate as a "Director Emeritus" for up to five years. A Director Emeritus may attend Board meetings but will not be eligible to vote and will be obligated to provide limited consulting services to the Board. A Director Emeritus will receive an annual fee of $1,200 payable in monthly installments of $100. Service as a Director Emeritus will be counted for purposes of the accrual and the vesting of benefits under the Company's RRP and its Stock Option Plan. The Bank operates a "Director Emeritus Program" for any current director of the Bank who terminates his/her service as a director of the

Bank for any reason (other than removal for cause). A Bank Director Emeritus will receive an annual fee of $3,000 payable in monthly installments of $250 and may participate in this program for up to five years.

EXECUTIVE COMPENSATION

     The Company has not paid any compensation to its executive officers since its formation and does not presently anticipate paying any compensation to such persons.

     The following table sets forth information concerning the compensation for services in all capacities to the Company for the three fiscal years ended September 30, 1998 to: (i) Mary Beth Poronsky Stull, the Company's Chief Executive Officer, (ii) Gerald J. Gartner, (iii) Janine M. Poronsky and (iv) Kenneth D. Vanek, each of whose salary and bonus for fiscal 1998 exceeded $100,000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM COMPENSATION
                                                                                                   AWARDS
                                                   ANNUAL COMPENSATION              -------------------------------------
                                        -----------------------------------------   RESTRICTED                 SECURITIES
                               FISCAL                              OTHER ANNUAL       STOCK          LTIP      UNDERLYING
 NAME AND PRINCIPAL POSITION    YEAR    SALARY($)   BONUS($)(1)   COMPENSATION($)    AWARD($)     PAYOUTS($)   OPTIONS(#)
 ---------------------------   ------   ---------   -----------   ---------------   ----------    ----------   ----------
Mary Beth Poronsky Stull.....   1998    $195,000      $    --           $--          $     --        $--             --
 Chairman, President and        1997     203,210       30,000            --                --         --             --
 Chief Executive Officer        1996     200,544       16,150            --           461,222(2)      --         99,187
Gerald J. Gartner............   1998    $143,000      $    --           $--          $     --        $--             --
 Treasurer and Chief            1997     154,347       20,000            --                --         --             --
 Financial Officer              1996     155,158       15,275            --           230,605(2)      --         61,496
Janine M. Poronsky...........   1998    $130,000      $    --           $--          $     --        $--             --
 Vice President and             1997     133,675       20,000            --                           --             --
 Secretary                      1996     132,850       14,400            --           322,850(2)      --         75,382
Kenneth D. Vanek.............   1998    $123,500      $    --           $--          $     --        $--             --
 Senior Vice President          1997     127,750       15,000            --                           --             --
                                1996     131,977        4,400            --           230,605(2)      --         61,496


                                  ALL OTHER
 NAME AND PRINCIPAL POSITION   COMPENSATION($)
 ---------------------------   ---------------
Mary Beth Poronsky Stull.....      $43,906(3)
 Chairman, President and            35,362
 Chief Executive Officer            31,938
Gerald J. Gartner............      $36,406(3)
 Treasurer and Chief                31,362
 Financial Officer                  28,438
Janine M. Poronsky...........      $43,906(3)
 Vice President and                 34,787
 Secretary                          25,966
Kenneth D. Vanek.............      $35,859(3)
 Senior Vice President              28,514
                                    23,415

---------------
(1) Bonuses paid during fiscal year listed are for services performed during previous fiscal year. No bonuses were awarded for services performed during fiscal 1997. No bonuses will be awarded for services performed during fiscal 1998.

(2) Represents the value of 39,675, 19,837, 27,772 and 19,837 shares of restricted stock granted to Ms. Poronsky Stull, Mr. Gartner, Ms. Poronsky and Mr. Vanek, respectively, based on the $11.625 closing market price per share of the Common Stock on June 13, 1996, the date of grant. Twenty percent of the shares vested on June 13, 1997 and June 13, 1998, with the remaining 60% scheduled to vest in three equal installments beginning June 13, 1999. Dividends are paid on the restricted shares to the extent and on the same date as dividends are paid on all other outstanding shares of Common Stock. Based on the closing market price per share of the Common Stock on September 30, 1998 of $14.50, the 23,805, 11,903, 16,664 and 11,903
    shares of unvested restricted stock held for the benefit of Ms. Poronsky Stull, Mr. Gartner, Ms. Poronsky and Mr. Vanek, respectively, had aggregate market values of $345,173, $172,594, $241,628 and $172,594, respectively.

(3) Includes allocations made during fiscal 1998 for fiscal 1997 to the ESOP for Ms. Poronsky Stull, Mr. Gartner, Ms. Poronsky and Mr. Vanek, as follows:
    $36,406, $36,406, $36,406 and $35,859. Amounts for Ms. Poronsky Stull and
    Ms. Poronsky also include $7,500 in fees for service as members of the Company's Board of Directors. Excluded from amounts listed is an allocation of $38,169 made during fiscal 1999 for fiscal 1998 to the ESOP for each of Ms. Poronsky Stull, Mr. Gartner, Ms. Poronsky and Mr. Vanek.

     Set forth below is information concerning the number and value of stock options at September 30, 1998 held by the Named Officers. No stock options or stock appreciation rights were granted during fiscal 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                    OPTIONS AT             IN-THE-MONEY OPTIONS
                                                                 FISCAL YEAR-END         AT FISCAL YEAR-END($)(1)
                               SHARES ACQUIRED    VALUE     --------------------------   -------------------------
            NAME                UPON EXERCISE    REALIZED   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
            ----               ---------------   --------   --------------------------   -------------------------
Mary Beth Poronsky Stull.....       2,500        $10,470          33,734/62,953              $96,985/$180,990
Gerald J. Gartner............          --             --          24,598/36,898              $70,719/$106,082
Janine M. Poronsky...........       1,500          6,282          28,652/45,230              $82,375/$130,036
Kenneth D. Vanek.............          --             --          24,598/36,898              $70,719/$106,082

---------------
(1) Represents the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on September 30, 1998, at which date the closing market price per share of the Common Stock was $14.50.

     EMPLOYMENT AGREEMENTS. The Bank has entered into employment agreements with President Poronsky Stull, Ms. Poronsky, Mr. Gartner and Mr. Vanek providing for initial terms of three years, three years, two years and two years, respectively. The employment agreements each provide for an annual base salary in an amount not less than the employee's respective current salary and provide for extension subject to the performance of an annual formal evaluation by disinterested members of the Board of Directors of the Bank. The agreements also provide for termination upon the employee's death, for cause or in certain other events specified in the agreements. The employment agreements are also terminable by the employee upon 90 days notice to the Bank.

     The employment agreements provide for payment (in lieu of salary) to President Poronsky Stull, Ms. Poronsky, Mr. Gartner and Mr. Vanek, respectively, of an amount equal to 299%, 299%, 200% and 200% of their five-year average base compensation, respectively, in the event there is a "change-in-control" of the Bank where employment terminates in connection with such change-in-control or within twelve months thereafter. If the employment of President Poronsky Stull, Ms. Poronsky, Mr. Gartner and Mr. Vanek had been terminated as of September 30, 1998 under circumstances entitling such officers to severance pay as described above, such officers would have been entitled to receive lump sum cash payments of approximately $561,000, $361,282, $291,736 and $238,581, respectively.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors has furnished the following report on executive compensation:

     The Company's Compensation Committee has responsibility for reviewing the compensation policies and plans for the Bank and its affiliates. The policies and plans established are designed to enhance both short-term and long-term operational performance of the Bank and to build stockholder value through anticipated appreciation in the Company's Common Stock price.

     The Company provides certain benefits to all officers and employees who meet certain minimum requirements, regardless of position. These benefits include health, life and long-term disability insurance. They also include participation in a Profit Sharing Plan and an Employee Stock Ownership Plan. The Board of Directors also has a policy of paying a bonus to all employees, including officers, at least annually. This bonus is approximately 5% of annual salary. The executive officers recommended to the Committee that they should not be awarded bonuses this year or for the 1997 fiscal year; therefore, no bonuses were awarded to the executive officers for the 1997 or the 1998 fiscal year.

     One of the Committee's primary objectives is to develop and maintain compensation plans which provide the Bank with the means of attracting and retaining quality executives at competitive compensation levels and to implement compensation plans which seek to motivate executives to perform to the full extent of their abilities and which seek to enhance stockholder value by aligning closely the financial interests of the Company's executives with those of its stockholders. In determining compensation levels, plans and adjustments, the Committee takes into account, among other things, compensation reviews made by third parties. These studies primarily compare the compensation of the Bank's executive officers to the compensation of executive officers of other local financial institutions. Although no company is an exact match, consideration was given by the Committee to salaries and bonuses that are paid to executives at other similar public companies.

     With respect to President Poronsky Stull's compensation for the fiscal year ended September 30, 1998, the Committee took into account a comparison of salaries of chief executive officers of local financial institutions. Likewise, each executive officer's base salary was determined utilizing financial institution compensation surveys. President Poronsky Stull's base salary for fiscal year 1999 was increased by the Committee because it was the judgment of the Committee that the competitive salary data indicated that President Poronsky Stull's base salary was lower than appropriate. The Committee also determined, based upon the Bank's success in strengthening its capital ratios and the implementation of cost reduction measures and in recognition of the improved performance of the Bank, to award President Poronsky Stull a bonus for fiscal 1998. While the Committee believed that a bonus for fiscal 1998 and a salary increase for fiscal 1999 for President Poronsky Stull were warranted, President Poronsky Stull declined an increase in her base salary and also declined a bonus.

     In December 1996, the Committee reviewed several salary studies of executive officers of other financial institutions. Salaries were increased from 1996 levels; however, all officers took voluntary pay reductions during fiscal 1997. Although the Committee determined that certain executive officers earned salary increases for fiscal 1998, the executive officers declined such proposed increases. And, although the Committee determined that certain executive officers should be given salary increases for fiscal 1999, the officers declined such proposed increases. A nominal increase in salary was given to Mr. Vanek, however.

     The Board of Directors as a whole, and the Compensation Committee in particular, recognizes that attracting and retaining key executives is critical to the Company's long-term success. This report reflects the compensation policies ratified by all outside directors. The Compensation Committee, with recommendations from the Board of Directors, has set certain guidelines regarding executive officer compensation, and has also set certain goals which must be met to achieve all incentives possible. These goals include:

     - Maintaining a below average ratio of full-time employees per million dollars of assets while maintaining good customer service and high employee morale

     - Maintaining a low level of non-performing loans

     - Increasing the interest rate spread

     - Increasing net income

     - Improving the net interest margin

     - Maintaining risk-based capital ratios above regulatory requirements

     - Maintaining at least a CAMEL 2 rating by the Bank

     Since the mutual to stock conversion of the Bank, the Bank and the Company have included stock option and restricted stock awards as key elements in its total compensation package. Equity based compensation provides a long-term alignment of interests and results achieved for stockholders with the compensation rewards provided to executive officers by providing those executives and others on whom the continued success of the Company most depends with a proprietary interest in the Company. In 1996, a Stock Option and Incentive Plan and a Recognition and Retention Plan were adopted, allowing for the grant of equity-based awards, including stock options and restricted stock. These plans were ratified by the Company's stockholders at a Special Meeting of Stockholders held during fiscal 1996.

     In fiscal year 1996, all of the Bank's executive officers were granted restricted stock and stock options, generally vesting over a five-year schedule. Since the initial awards in fiscal year 1996, no additional restricted stock or stock options have been awarded to executive officers. During fiscal 1998, an option awarded to President Poronsky Stull with an exercise price of $11.625 per share vested as to 18,117 shares and 7,935 shares of restricted stock awarded to President Poronsky Stull vested as well.

     Through the compensation programs described above, a significant portion of the Bank's executive compensation is linked directly to individual and corporate performance. The Committee will continue to review all elements of compensation to ensure that the compensation objectives and plans meet the Company's business objectives and philosophy of linking executive compensation to stockholder interests of corporate performance as discussed above.

     In 1993, Congress amended the Internal Revenue Code of 1986 to add Section 162(m) to limit the corporate deduction for compensation paid to a corporation's five most highly compensated officers to $1.0 million per executive per year, with certain exemptions. The Committee carefully reviewed the impact of this legislation on the cost of the Bank's current executive compensation plans. Under the legislation and regulations adopted thereunder, it is not expected that any portion of the Company's (or subsidiaries') deductions for employee remuneration will be non-deductible in fiscal 1998 or in future years by reason of compensation awards granted in fiscal 1998. The Committee intends to review the Company's (and subsidiaries') executive compensation policies on an ongoing basis, and propose appropriate modifications, if the Committee deems them necessary, to these executive compensation plans with a view toward implementing the Company's compensation policies in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m).

     The foregoing report is furnished by the Compensation Committee of the Board of Directors.

     EDWARD R. TYBOR     ALBERT C. BALDERMANN     CAROL A. DIVER     NICHOLAS J.
RAINO

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the NASDAQ U.S. Stock Index (which includes all NASDAQ traded stocks of U.S. companies) and a bank industry index for the period from October 2, 1995, the date the Company's Common Stock commenced trading on the NASDAQ National Market System, through September 30, 1998. The Company deleted the Savings and Loan Index provided in last year's Proxy Statement because the Bank converted to a national bank in February 1997. The Board believes the use of a bank index is more appropriate. The graph assumes that $100 was invested on October 2, 1995 and that all dividends were reinvested.

                                                     DAMEM FINANCIAL
                                                       CORPORATION          S&P MIDCAP BANKING INDEX          NASDAQ INDEX
                                                     ---------------        ------------------------          ------------
'10/2/95'                                                100.00                      100.00                      100.00
'3/29/96'                                                116.25                      116.24                      107.18
'9/30/96'                                                122.45                      125.83                      119.40
'3/31/97'                                                145.55                      145.56                      118.89
'9/30/97'                                                159.90                      205.12                      164.05
'3/31/98'                                                177.15                      247.28                      178.64
'9/30/98'                                                149.60                      205.44                      164.84

                                                                PERIOD ENDING
                                  --------------------------------------------------------------------------
INDEX                             10/02/95   03/29/96   09/30/96   03/31/97   09/30/97   03/31/98   09/30/98
-----                             --------   --------   --------   --------   --------   --------   --------
Damen Financial Corporation.....  $100.00    $116.25    $122.45    $145.55    $159.90    $177.15    $149.60
S&P Midcap Banking Index........   100.00     116.24     125.83     145.56     205.12     247.28     205.44
NASDAQ Index....................   100.00     107.18     119.40     118.89     164.05     178.64     164.84

CERTAIN TRANSACTIONS

     The Bank follows a policy of granting loans to eligible directors, officers and employees, subject in each case to Board approval. Loans to employees, officers and directors are made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions and do not involve more than the normal risk of collectibility at the time of origination. At September 30, 1998, the Bank's loans to directors, officers and members of their immediate families totaled approximately $212,691, which was .47% of the Company's stockholders' equity on such date. All of these loans were current at fiscal year end.

     As of September 30, 1998, Director Nicholas J. Raino had a greater than 10% equity interest in Dale, Smith & Associates, Inc. ("Dale Smith"), which has long been utilized by the Bank and, since its formation, the Company, to provide marketing, advertising and other services. During fiscal year 1998, the Company and the Bank paid Dale, Smith $28,786 for its services. During fiscal 1998, the Company and the Bank also reimbursed Dale, Smith $240,470 for services and products provided by third party sources, such as newspapers and financial printers.

             PROPOSAL II -- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed Cobitz, VandenBerg & Fennessy, independent accountants, to be the Company's auditors for the fiscal year ending September 30, 1999. Representatives of Cobitz, VandenBerg & Fennessy are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COBITZ, VANDENBERG & FENNESSY AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1999.

                      PROPOSAL III -- STOCKHOLDER PROPOSAL

     The Company has received from a stockholder, Paul Duggan (a member of the Committee), for consideration at the Meeting the proposal set forth below.

     RESOLVED, that the stockholders of the Company, believing that the value of their investment in the Company can best be maximized through a sale or merger of the Company, hereby request that the Board of Directors promptly proceed to effect such a sale or merger by (i) retaining a leading qualified investment banking firm for the specific purpose of soliciting offers to acquire the Company by sale or merger and (ii) establishing a committee of the Board of Directors consisting of all directors, who are not current or former officers or employees of the Company or related by blood or marriage to a current or former officer or employee of the Company, to consider and recommend to the full Board of Directors for approval the best available offer to acquire the Company by sale or merger.

SUPPORTING STATEMENT

     This Resolution and Supporting Statement were written with facts available to this writer (Paul Duggan) as of August 18, 1998. Results of the Company's fiscal year will not be available until December of 1998. A similar proposal was on last year's ballot and failed to carry by a narrow margin.

     Damen went public in October of 1995. On its first day of trading, I paid $12.00 for Damen stock. In the 34 months since that point, Damen's stock has risen to $15.25 per share (current bid). This represents a 27% increase in the price of Damen stock. During the same time frame, the value of the Dow Jones Industrial Average has grown at the rate of 76.64% and the NASDAQ Bank Index has grown 97.21%. The stock of Damen has underperformed its peer group, ignoring the dividends that have been paid by Damen (as does the performance of all the Dow Jones Industrial Average and NASDAQ Bank Index quoted).

     I believe there are a number of reasons for the miserable performance of Damen stock; failure to properly carry out a stock buy-back program, mismanagement of a dividend program, mismanagement of excess capital and failure to pay special dividends. I also feel that the Corporation may have suffered from poor legal advice from its outside counsel.

     Ultimately, the blame must fall on Management. Management has chosen its financial advisors and lawyers. Management should explore other alternatives including the marketing of the Company for sale, the sale of specific branches or the payment of a large dividend. Since Management was given a warning by its shareholders last year, the stock has gone down.

     Management bragged that the stock price increased to $15.75 during the 1997 fiscal year. The stock price is down in the ensuing period of time. It is time to do something different. A No vote is a vote for Management and mediocre performance. A Yes vote for the shareholder proposal is a vote to move forward and a vote for change. I urge you to consider voting Yes for the proposal.

                                   VOTE "YES"

                             YOUR BOARD'S RESPONSE

     FOR THE FOLLOWING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE:

     Since the Company's inception, your Board of Directors has solicited the advice of investment bankers and has acted on such advice where appropriate. The Board of Directors has always recognized its primary duty to be the maximization of stockholder value and, to that end, has consulted with investment bankers on an ongoing basis to explore various options available to the Company to enhance stockholder value. Evaluation of options is a continuing process, but the Board of Directors has taken a number of specific steps designed to maximize stockholder value since the Company began publicly trading its stock in October 1995.

     Recently, the Company announced that it had engaged the services of Keefe Bruyette and Woods, Inc., a leading investment banking firm ("Keefe Bruyette"), to serve as its financial adviser to assist the Board in considering the Company's strategic options, including the possible sale of the Company. Although, this announcement was made on December 16, 1998, Keefe Bruyette has been assisting the Board in reviewing its strategic options, including the possible sale of the Company, for some time before this announcement. Keefe Bruyette, pursuant to the instructions given by your Board, has held discussions with other companies to determine if there is any interest in acquiring the Company.

     The Board engaged another investment banking firm in March of 1998 to assist it in exploring its strategic options, including a possible sale of the Company. The representative of this firm provided advice to the Board through the summer of 1998. This individual left his firm and joined Keefe Bruyette during the summer of 1998. He continued to consult with management and the Board on these matters. On October 20, 1998, the Board directed management to formalize the Company's relationship with Keefe Bruyette. The engagement of investment banking firms in March of 1998 and October of 1998 to assist the Board in reviewing strategic options, including a possible sale of the Company, were made by the Board as part of its ongoing effort to maximize stockholder value and were not made in response to Duggan's suggestions.

     The Board did not announce its engagement of Keefe Bruyette (or the other investment banking firm) earlier because the Board believes that the disclosure of such information would be disruptive to this review process, could possibly deter prospective buyers who might be reluctant to become involved or drawn into what they might perceive as a "bidding" process, and could result in offers being made by parties seeking to acquire the Company for a bargain price, feeling a bargain might be available because the Board was being pressured to act by a disgruntled stockholder. The Board, however, felt that it was necessary to assume these risks now because of the contentious nature of Duggan's demands, the unfair nature of his criticisms and the Board's desire to ensure that stockholders receive all relevant information prior to voting on the Stockholder Proposal.

     The Board of Directors has taken several steps in order to enhance stockholder value. The Board of Directors evaluates the Company's dividend policy on a regular basis. The Company's dividend increased from $.06 per share per quarter to $.10 per share per quarter for the quarter ending December 31, 1997, a 67% increase. The dividend was increased again to $.12 per share per quarter beginning with the quarter ending March 31, 1998, a 20% increase. During the fiscal year 1998, the Company's dividends paid totaled $.40 per share, representing 62% of the Company's net income for 1998.

     The Board of Directors has also been working on maximizing stockholder value by taking action intended to increase the overall franchise value of the Company's major asset, the Bank. The Bank significantly increased its commercial loan portfolio and began offering new products and services over the past year. Indicative of the Company's success is that it has reported net income of $1.9 million, or $.65 per share on a fully diluted basis, for the fiscal year, an increase of $.12 per share over the fiscal year 1997, or 22.6%. The Company's return on average assets increased 10.7%, from .75% in 1997 to .83% in 1998.

     Since January 1, 1996, the Company has approved seven stock repurchase programs, which, as of December 9, 1998, have resulted in the Company's repurchase of over 1,160,000 shares of its Common Stock. On September 11, 1998, the Company announced a stock repurchase program pursuant to which it intends to acquire up to 10% of the Company's shares. As of December 9, 1998, the Company had repurchased 147,000 shares at an average price of $14.43.

     The Board of Directors believes the Proponent's emphasis on the price of the Company's stock in August 1998 is misleading. Although the Board of Directors is certainly unhappy with the price of the Company's stock, a one-time snapshot of the Company's stock price does not give a complete picture of the value of the Company. The stock market in general experienced a drastic decline this past summer, especially in August. Many companies, including large and small Midwest banks and thrifts, saw their stock prices drop as their stockholders followed the market's negative reaction to the economic failure abroad and excessive leveraged investments. It is unrealistic to expect the Company's stock price to be unaffected by a turbulent stock market.

     The Board of Directors is continually evaluating ways to improve stockholder value and has consulted with experienced, knowledgeable and competent investment bankers and legal experts. The Board of Directors takes seriously its duty to run a safe and sound financial institution while working towards maximization of stockholder value. It knows that no action occurs in a vacuum and that prudence requires it to look at the long term, as well as the short term, effects of a business plan. The Board of Directors and Management have appropriately consulted with experts regarding the future of the Company and believe the Company is on the right track for continued successful operations.

     The value of the Company's Common Stock has increased since its initial public offering on September 30, 1995, and dividends have been declared every quarter since June 1996. At September 30, 1998, the return on an investment made at the initial public offering price of $10.00 per share was 52.6%. The Board of Directors believes a return of 52.6% over a three year period is a good return. Based upon the closing price of $16.50 on December 31, 1998, this return was 73.5%.

     The Stockholder Proposal recommends that your Board of Directors appoint an investment banker to pursue a sale of the Company and to establish a committee consisting of all outside directors to consider and recommend to the full Board of Directors for its approval the best available offer to acquire the Company. In its proxy materials, the Committee states that Duggan has repeatedly asked the Board to engage the services of an investment banker to explore the sale of your Company. The Committee also alleges that the reluctance of the Board to engage an investment banker demonstrates management's influence over the Board of Directors and the insufficient responsiveness of the Board to stockholder concerns.

     THE BOARD BELIEVES THAT THIS CHARACTERIZATION OF ITS ACTIONS BY THE COMMITTEE IS MISLEADING IN THAT, AS INDICATED ABOVE, THE BOARD HAS ENGAGED THE SERVICES OF AN INVESTMENT BANKING FIRM TO STUDY ITS STRATEGIC OPTIONS, INCLUDING A POSSIBLE SALE OF THE COMPANY, SINCE MARCH OF 1998 AS PART OF ITS CONTINUING EFFORT TO MAXIMIZE STOCKHOLDER VALUE. THE BOARD BELIEVES THAT ITS ENGAGEMENT OF KEEFE BRUYETTE IMPLEMENTS THE RECOMMENDATION SET OUT IN THE FIRST PART OF THE STOCKHOLDER PROPOSAL AND, THEREFORE, BELIEVES THERE IS NO NEED FOR STOCKHOLDERS TO CONSIDER THIS MATTER.

     Furthermore, the Board does not believe it is necessary, as the Committee contends, to appoint a committee consisting of all outside directors to review the results of the efforts of Keefe Bruyette. The Board of Directors is fully capable of evaluating any materials submitted by Keefe Bruyette. The Board of Directors is composed of five outside directors and two employee directors. The outside directors operate independently of management.

     Two of the outside directors (Messrs. Raino and Baldermann) have extensive experience serving as directors of other financial institutions. In fact, Messrs. Raino and Baldermann were serving as directors, respectively, of Cragin Federal Bank for Savings and Southwest Financial Bank & Trust Company when these institutions were acquired. The three other outside directors (Messrs. Tybor and Caputo and Ms. Diver) have faithfully served as directors of the Company and the Bank and have successfully represented the interests of depositors, borrowers and stockholders collectively for more than 72 years. Instead of recognizing the qualities that these five individuals possess, and their dedication to the Company and its stockholders, the Committee contends that they cannot review any offers for the Company and exercise their own judgment if the two employee directors are present at such meetings.

     THE BOARD OF DIRECTORS BELIEVES THE FACT THAT FIVE OF THE SEVEN MEMBERS OF THE BOARD ARE OUTSIDE DIRECTORS WITH SIGNIFICANT EXPERIENCE IN MANAGING FINANCIAL INSTITUTIONS DEMONSTRATES THAT THERE IS NO NEED TO APPOINT A SPECIAL BOARD COMMITTEE TO EVALUATE OFFERS AS CONTEMPLATED BY THE STOCKHOLDER PROPOSAL.

     IN LIGHT OF THE FOREGOING, THE BOARD OF DIRECTORS FEELS THERE IS NO REASON TO CONSIDER THE STOCKHOLDER PROPOSAL SET FORTH ABOVE AND, ACCORDINGLY, THE COMPANY PROVIDED DUGGAN ON DECEMBER 17, 1998 WITH A REVISED DRAFT OF ITS RESPONSE TO THE STOCKHOLDER PROPOSAL WHICH, AS REVISED, INDICATED THAT THE BOARD CONTACTED DUGGAN AND ASKED HIM TO WITHDRAW HIS PROPOSAL. DUGGAN HAS NOT RESPONDED TO THIS MATERIAL. UNFORTUNATELY, BUT NOT UNEXPECTEDLY, IN LIGHT OF THE CONTENTIOUS WAY DUGGAN HAS CONDUCTED HIMSELF, HE HAS ELECTED TO CONTINUE THIS DISRUPTIVE FIGHT, WASTING THE TIME AND EFFORT OF THE BOARD OF DIRECTORS AND MANAGEMENT AND THE FUNDS OF THE COMPANY.

     The Committee states in its proxy materials that the stockholder proposal submitted at last year's annual meeting (which is similar to the current Stockholder Proposal) was defeated, although receiving 1,180,889 votes "for" and 1,168,000 votes "against," because of a bylaw restriction which reduced the number of votes "for" by 51,672. This is simply untrue. This proposal would have failed even if the 51,672 votes (which were cast by Duggan) had been counted. Under the rules governing the voting on this proposal, in order for the proposal to pass it had to receive a majority of the votes cast. As indicated in the instructions for voting at last year's annual meeting (and as the Committee notes correctly in its own proxy materials), proxies marked to "abstain" have the same affect as votes "against" the proposal. There were sufficient votes cast as "abstentions" at last year's annual meeting to defeat the proposal even if the 51,672 votes had been counted. What is interesting is that the Committee fails to note that holders of almost 20% of the shares represented at last year's meeting declined to vote on this proposal, meaning that this proposal only received 38.6% of the votes eligible to be cast.

     It is also interesting to note that the votes rejected were those of Duggan who apparently had not read the Company's charter which contains the voting restriction before casting his votes. The Board believes that Duggan and entities he controls, in anticipation of being unable to vote certain of his shares, sold 99,800 shares (almost 27% of his holdings) for $14.50 a share on December 2, 1998, so that his ownership interest would be less than 10% and he would not run afoul of this charter restriction. Showing its lack of familiarity with the Company's organizational documents (copies of which were provided to Duggan prior to last year's annual meeting), the Committee describes this voting restriction as being contained in the bylaws. It is not in the bylaws; it is in the Company's charter.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

       WE URGE YOU NOT TO SIGN ANY PROXY YOU RECEIVE FROM THE COMMITTEE.

                 VOTING SECURITIES AND CERTAIN HOLDERS THEREOF

     Stockholders of record as of the close of business on January 11, 1999 (the "Record Date") will be entitled to one vote for each share of Common Stock then held. As of the Record Date, the Company had 2,820,154 shares of Common Stock issued and outstanding. The following table sets forth, as of the Record Date, information regarding share ownership of (i) those persons or entities known by management to beneficially own more than five percent of the outstanding shares of the Common Stock, (ii) the executive officers of the Company who are not directors of the Company and whose salary and bonus for fiscal 1998 exceeded $100,000 and (iii) all directors and executive officers of the Company as a group. Information concerning share ownership by directors of the Company is contained elsewhere herein under "PROPOSAL I -- ELECTION OF DIRECTORS."

                                                                   SHARES
                                                                BENEFICIALLY
                                                                  OWNED AT        PERCENT
                      BENEFICIAL OWNER                        JANUARY 11, 1999    OF CLASS
                      ----------------                        ----------------    --------
Paul J. Duggan(1)...........................................      273,800           9.71
Jackson Boulevard Capital Management, Ltd.
Jackson Boulevard Equities, L.P.
Jackson Boulevard Investments, L.P.
Jackson Offshore Fund, Ltd.
Jackson Boulevard Partners
Vincent Cainkar
J. Dennis Huffman
  Suite 400
  53 West Jackson Boulevard
  Chicago, Illinois 60604
Damen Financial Corporation Employee Stock Ownership
  Plan(2)...................................................      314,902          11.17
  200 West Higgins Road
  Schaumburg, Illinois 60195
Gerald J. Gartner(3)(4).....................................       83,288           2.83
  200 West Higgins Road
  Schaumburg, Illinois 60195
Kenneth D. Vanek(3)(4)......................................       54,276           1.82
  200 West Higgins Road
  Schaumburg, Illinois 60195
Directors and executive officers of the Company and the
  Bank, as a group (10 persons)(4)(5).......................      416,757          14.09

---------------

(1) As reported by Paul J. Duggan, Jackson Boulevard Capital Management, Ltd. ("Jackson Capital"), Jackson Boulevard Equities, L.P. ("Jackson Equities"), Jackson Boulevard Investments, L.P. ("Jackson Investments"), Jackson Offshore Fund, Ltd. ("Jackson Offshore"), Jackson Boulevard Partners ("Jackson Partners"), Vincent Cainkar and J. Dennis Huffman in Amendment No. 11 to a Schedule 13D, dated January 13, 1999, filed with the SEC pursuant to the Exchange Act. Vincent Cainkar joined in Amendment Nos. 7 - 11 to said
    Schedule 13D and Jackson Partners and J. Dennis Huffman joined in Amendment Nos. 8 - 11 to said Schedule 13D as members of a group consisting of Duggan, Jackson Capital, Jackson Equities, Jackson Investments, Jackson Offshore, Jackson Partners, Cainkar and Huffman. Of the shares listed, Mr. Duggan reported sole voting and dispositive powers as to 400 shares and shared voting and dispositive powers as to 266,200 shares. Jackson Capital, Jackson Equities, Jackson Investments and Jackson Offshore reported shared voting and dispositive powers as to 92,200 shares, 60,622 shares, 31,578 shares and -0- shares, respectively. Jackson Partners reported sole voting and dispositive powers with respect to 174,000 shares. Mr. Duggan is the sole stockholder and a director and officer of Jackson Capital, which is the sole general partner of Jackson Equities and Jackson Investments. Mr. Duggan through Jackson Capital controls all decisions regarding voting and investment of the shares held by Jackson Offshore. Mr. Duggan and his spouse are the general partners of Jackson Partners. Mr. Cainkar reported sole voting and dispositive powers with respect to 100 shares and shared voting and dispositive powers with respect to 4,100 shares. Mr. Huffman reported sole voting and dispositive powers with respect to 3,000 shares.

(2) The amount reported represents shares held by the Company's Employee Stock Ownership Plan ("ESOP"), of which 80,982 shares have been allocated to accounts of participants. Suburban Bank and Trust Company, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to accounts of participants. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares allocated to their accounts under the ESOP. Unallocated shares held in the ESOP's suspense account or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares voted by participants.

(3) Amount includes 24,598 shares subject to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date.

(4) Amount includes shares held directly and vested restricted shares, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity or by certain family members, with respect to which shares the named individual or group members may be deemed to have sole or shared voting and/or investment power; amount does not include unvested restricted shares which are voted by a trustee.

(5) Amount includes an aggregate of 137,351 shares which directors and executive officers as a group have the right to acquire pursuant to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date.

                  STOCKHOLDER PROPOSALS -- NEXT ANNUAL MEETING

     In order to be eligible for inclusion in the Company's proxy materials for the next annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the Company's office located at 200 West Higgins Road, Schaumburg, Illinois 60195, no later than September 30, 1999. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                               CERTAIN LITIGATION

     On December 21, 1998, management of the Company, after consulting with legal counsel, recommended to the Board of Directors that it would be in the best interests of the Company and its stockholders if this year's annual meeting were to be delayed from January 25, 1999 to February 26, 1999 and that the record date for the meeting were to be changed from December 9, 1998 to January 11, 1999. At a meeting held on December 21, 1998, the Board of Directors, after reviewing the relevant facts, decided to reset the annual meeting and record dates.

     The Committee filed its preliminary proxy materials with the SEC on December 22, 1998 on which date the Company was notified of the filing. On December 30, 1998, Duggan filed a lawsuit in the Delaware Court of Chancery against the Company and each of its directors. The suit alleged that the meeting and record dates for this year's annual meeting were changed by the Board because of a challenge to their incumbency by Duggan's solicitation of proxies for this year's meeting. Duggan asked the Court to force the Company to hold the annual meeting on January 25, 1999 and to reset the record date to December 9, 1998.

     THE BOARD OF DIRECTORS AND THE COMPANY BELIEVES THERE IS NO MERIT TO DUGGAN'S CLAIMS AND INTENDS TO DEFEND THEMSELVES VIGOROUSLY. The basic fact is that the Board of Directors elected on December 21, 1998, for reasons unrelated to Duggan's solicitations, to postpone the annual meeting for only one month to February 26, 1999. The record date was changed, not for any nefarious reasons as suggested by Duggan, but because the Company's bylaws provide that the record date for a meeting cannot be set more than 60 days prior to the meeting date. The Board of Directors changed the meeting date for valid reasons and not because of concerns over a possible proxy contest being conducted by Duggan.

     THE COMPANY HAS HAD TO EXPEND SUBSTANTIAL FUNDS AND WASTE THE TIME OF ITS OFFICERS AND DIRECTORS IN DEFENDING WHAT THE BOARD BELIEVES IS A FRIVOLOUS LAWSUIT. AGREEING WITH THE COMPANY'S POSITION, THE DELAWARE COURT OF CHANCERY DENIED DUGGAN'S REQUEST ON JANUARY 12, 1999. AS A CONSEQUENCE, THE MEETING WILL BE HELD ON FEBRUARY 26, 1999 WITH A RECORD DATE OF JANUARY 11, 1999, THE DATES ESTABLISHED BY YOUR BOARD.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1998, all
Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10 percent beneficial owners were met, with the exception of filings made by Paul Duggan. See "PROPOSAL I -- ELECTION OF DIRECTORS," for discussion of Duggan's compliance with his Section 16(a) filing requirements.

                                 OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

     The directors of the Company are participants in the solicitation of proxies on behalf of the Company. Certain information with respect to such participants is set forth in Annex A hereto. For additional information concerning each director, see the Proxy Statement.

                            SOLICITATION OF PROXIES

     In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries) by telephone, telegram, facsimile transmission or other electronic communication methods or personal interview.

     The Company has retained D.F. King & Co., Inc. ("D.F. King"), to assist in the solicitation of proxies. Pursuant to the Company's agreement, D.F. King will provide various advisory and proxy solicitation services on behalf of the Company at a fee estimated not to exceed $30,000, plus reasonable out-of-pocket expenses. It is expected that D.F. King will utilize approximately 25 persons in such solicitation, which may be made by use of the mails and by telephone, telegram, facsimile transmission and other electronic communication methods, and in-person interviews. In addition, the Company may reimburse banks and brokers who hold shares of the Company's stock in their name or custody or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

     Although no precise estimate can be made at this time, the Company estimates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company (including costs of litigation) will be approximately $150,000. This amount includes fees payable to D.F. King, legal fees related to the solicitation and printing and mailing costs, but excludes amounts normally expended in the event of an uncontested election of directors and the salaries and fees of regular officers, directors and employees of the Company. To date, the Company knows it has incurred significant fees and expenses (estimated to be $75,000), but it has not yet been billed for such services. The actual aggregate amount to be spent by the Company will vary depending on, among other things, the nature and extent of any litigation that may arise relating to the proxy contest initiated by the Committee.

Schaumburg, Illinois
January 28, 1999

                                    ANNEX A

                   CERTAIN INFORMATION REGARDING PARTICIPANTS

                                                               SHARES OF
                                                         COMPANY COMMON STOCK
                                                          BENEFICIALLY OWNED        PERCENT OF
                        NAME                           AS OF JANUARY 11, 1999(1)      CLASS
                        ----                           -------------------------    ----------
Albert C. Baldermann.................................            2,587                  .09
Charles J. Caputo....................................           36,108                 1.28
Carol A. Diver.......................................           16,108                  .57
Janine A. Poronsky...................................           76,105                 2.67
Nicholas J. Raino....................................           14,381                  .53
Mary Beth Poronsky Stull.............................           98,472                 3.45
Edward R. Tybor......................................           25,608                  .91

     None of the foregoing persons is a record owner of shares in addition to those noted above and none beneficially owns securities of the subsidiary of the Company. To the knowledge of the Company, none of the associates of the foregoing persons beneficially own additional shares of the Company's Common Stock. None of the foregoing persons or their associates has any understanding or arrangement with any person with respect to any future employment by the Company or its affiliates (except for the employment agreements of Ms. Poronsky and Ms. Poronsky Stull as described in the Proxy Statement) or with respect to any future transaction to which the Company or any of its affiliates will or may be a party. None of the foregoing persons is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to securities of the Company, except with respect to the stock options described above and vested restricted shares and unvested restricted shares granted under the Company's Recognition and Retention Plan.
---------------
(1) Includes shares held directly and vested restricted shares, as well as shares held in retirement accounts, shares allocated to the ESOP accounts of certain of the named persons, held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the named individuals may be deemed to have sole or shared voting and/or investment power. Amounts include 3,967, 5,934, 28,652, 3,967, 33,734 and 3,967 shares of Common Stock which Directors Caputo, Diver, Poronsky, Raino, Poronsky Stull and Tybor have the right to acquire, respectively, pursuant to stock options which are currently exercisable with respect to such shares or which will become exercisable with respect to such shares within 60 days of the Record Date. Does not include unvested restricted shares which are voted by a trustee.

                              TRADING INFORMATION

     The following table sets forth information with respect to all purchases and sales of shares by the Company's directors during the past two years:

                                                                 NUMBER OF SHARES
                      NAME                         TRADE DATE     BOUGHT/(SOLD)
                      ----                         ----------    ----------------
Albert C. Baldermann.............................     1/6/98            7,935(1)
                                                     1/16/98            1,000(2)
Charles J. Caputo................................   12/11/97            3,967(3)
Carol A. Diver...................................   12/11/97            2,000(3)
Janine M. Poronsky...............................    1/10/97        2,438.565(4)
                                                     11/4/97            3,100(2)
                                                    12/11/97            1,500(3)
                                                    12/12/97        2,329.978(5)
                                                     1/21/98              400(2)
                                                     1/30/98              600(2)
                                                     2/11/98              110(2)
                                                     12/2/98         2,632.35(6)
Nicholas J. Raino................................     4/1/97            7,935(1)
                                                     4/30/97            4,000(2)
Mary Beth Poronsky Stull.........................    1/10/97        2,487.107(4)
                                                    12/11/97            2,500(3)
                                                    12/12/97        2,329.978(5)
                                                     1/21/98            1,000(2)
                                                     2/11/98            4,674(2)
                                                     12/2/98         2,632.35(6)
Edward R. Tybor..................................     1/8/98            3,967(3)

---------------
(1) Grant of shares under the Company's RRP.

(2) Purchase.

(3) Purchase made pursuant to the exercise of options.

(4) 1996 ESOP allocation.

(5) 1997 ESOP allocation.

(6) 1998 ESOP allocation.

                 ADDITIONAL INFORMATION REGARDING PARTICIPANTS

     The following table sets forth the name and principal business address of each director. (Their principal occupations are set forth in the Proxy):

     ALBERT C. BALDERMANN -- Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195 (Mr. Baldermann is retired).

     CHARLES J. CAPUTO -- Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195 (Mr. Caputo is retired).

     CAROL A. DIVER -- Chicago Park District, 425 East McFedridge Drive, Chicago, Illinois 60605.

     JANINE M. PORONSKY -- Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195.

     NICHOLAS J. RAINO -- Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195 (Mr. Raino is retired).

     MARY BETH PORONSKY STULL -- Damen Financial Corporation, 200 West Higgins Road, Schaumburg, Illinois 60195.

     EDWARD R. TYBOR -- Kubina-Tybor Funeral Home, 1938 West 47th Street, Chicago, Illinois 60609.

                                   IMPORTANT

     Your vote is important, no matter how many shares you own. Please support your Board of Directors by signing, dating and promptly mailing your enclosed WHITE proxy card. Remember, only your latest dated card will count. DO NOT SIGN ANY CARD SENT TO YOU BY THE SO-CALLED COMMITTEE.

     If you have already submitted a proxy to the Committee, you may change your vote to a vote "FOR" the election of the Company's nominees and "AGAINST" the Stockholder Proposal by signing, dating and returning the WHITE proxy card, which must be dated after the proxy you submitted to the Committee. Only your latest dated proxy for the Meeting will count at the Meeting.

     If your shares are held in a brokerage firm, bank, bank nominee or other institution, only it can vote your shares and only after receiving specific instructions. Accordingly, please call the person responsible for your account and instruct that person to execute the WHITE card on your behalf.

     If you have any questions or need assistance, please call us at 847-882-5320 and ask to speak to Janine Poronsky or Mary Beth Poronsky Stull. You may also call D.F. King, which is assisting us, toll-free at:

                             D.F. KING & CO., INC.
                                  77 WATER ST.
                               NEW YORK, NY 10005
                                 1-800-628-8538

                                REVOCABLE PROXY
                          DAMEN FINANCIAL CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 26, 1999


The undersigned hereby appoints the Board of Directors of Damen Financial Corporation (the "Company"), and its survivor, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders (the "Meeting"), to be held at the Embassy Suites, located at 1939 North Meacham Road, Schaumburg, Illinois on February 26, 1999 at 9:30 a.m., Central Standard Time, and at any and all adjournments and postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS LISTED IN ITEM 1 ON THE REVERSE AND FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS NAMED IN
ITEM 2 ON THE REVERSE AND AGAINST THE PROPOSAL SET FORTH IN ITEM 3 ON THE REVERSE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL
BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

This Proxy may be revoked at any time before it is voted by:(i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than this Proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in itself constitute revocation of this Proxy). If this Proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Meeting, a Proxy Statement and an Annual Report to Stockholders.


                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

                          DAMEN FINANCIAL CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/


  [                                                                                                                ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
ELECTION OF THE NOMINEES LISTED IN ITEM 1 BELOW.                  RATIFICATION OF THE APPOINTMENT OF AUDITORS NAMED
                                                                  IN ITEM 2 BELOW.
1.  The Election as Directors of all nominees                     2. The ratification of the appointment of Cobitz,
    listed (except as marked to the contrary below):                 VandenBerg & Fennessy as auditors for the
   EDWARD R. TYBOR, JANINE M. PORONSKY AND CHARLES J. CAPUTO         Company for the fiscal year ending September
                                                                     30, 1999:
                            FOR   WITHHOLD  FOR ALL
                                            EXCEPT                                                  FOR   AGAINST   ABSTAIN

                            / /      / /      / /                                                   / /      / /      / /

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE
NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME      PROPOSAL SET FORTH BELOW IN ITEM 3.
IN THE SPACE PROVIDED BELOW.)


--------------------------------------------------------------    3. A proposal by a stockholder of the Company, as described in the accompanying Proxy Statement:

                                                                                                   FOR   AGAINST   ABSTAIN

                                                                                                   / /      / /       / /

                                                                  In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournments or postponements thereof.
                                                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                                  Please
                                                                        -------------------------------------------------------
                                                                  Sign
                                                                       --------------------------------------------------------
                                                                  Here
                                                                       --------------------------------------------------------

                                                                  Dated:
                                                                        ----------------------------------, 1999
                                                                  Please sign exactly as your name(s) appear(s) on this proxy.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.